Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of this 9th day of February, 2024 (the “Agreement”).

BETWEEN:

BREATHE BIOMEDICAL INC., a corporation incorporated under the laws of Canada, with a head office currently located at 191 Halifax Street, Moncton, New Brunswick

(the “Corporation”);

- and -

Peili Miao, an individual currently residing at [redacted], Toronto, ON, (the “Executive”);

(together the “Parties” or individually a “Party”);

WHEREAS the Corporation and the Executive have agreed to enter into this Agreement to formalize in writing the terms reached between them governing the Executive’s employment with the Corporation;

NOW THEREFORE in consideration of the covenants in this Agreement and for other consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows:

ARTICLE 1

EMPLOYMENT

1.1.	Position

The Corporation shall employ the Executive as Chief Financial Officer of the Corporation. The Executive acknowledges that the nature of the Corporation’s business requires flexibility, she is a fiduciary to the Corporation and, as such, at all times agrees to disclose to the Corporation any criminal charges laid against her and convictions which could place the Corporation’s operations at risk, as determined in the sole discretion of the Corporation acting reasonably.

1.2.	Duties

The Executive shall report to the Chief Executive Officer (the “CEO”) or designate or such other officer(s) as may be determined from time to time by the Corporation, and shall have the duties, responsibilities and authority commensurate with the position. The Executive shall perform such additional duties and responsibilities, consistent with the position, as requested by the CEO, from time to time, without additional compensation. and shall include the duties and responsibilities commensurate with the position.

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1.3.	Effective Date Term

The term of this Agreement shall take effect on February 12, 2024 (the “Effective Date”) and shall continue until and unless terminated hereunder.

1.4.	Location

The Corporation does not have an office established near the Executive’s residence in Toronto, Ontario. As such, the Executive will perform their duties remotely. The Executive understands and agrees that this remote working arrangement may change based on the needs of the business. The Corporation agrees that any such change to the remote working arrangement will be reasonable and with notice and consultation with the Executive. The Executive agrees that while they work remotely, their role does require frequent travel. The Executive agrees to travel as required by the Corporation including to its headquarters in Moncton, NB at least quarter and more frequently as agreed by the parties. The Corporation will provide reasonable notice of travel requirements. The Corporation and the Executive agree that they are employed by the Corporation in the Province Ontario unless otherwise agreed to by the Parties in writing.

ARTICLE 2

ASSIGNMENT

2.1.	Director and Officer

If requested by the Corporation, the Executive shall agree to serve as a Director and/or Officer of the Corporation or its subsidiaries and affiliates, without additional compensation.

ARTICLE 3

REMUNERATION

3.1.	Base Salary

The Corporation shall pay the Executive an annual base salary of $200,000 (the “Annual Base Salary”), pro-rated for any partial year of employment. The Executive’s Annual Base Salary shall be paid on a bi-weekly basis, in arrears in accordance with the Corporation’s payroll practices. The Executive acknowledges that an increase in Annual Base Salary is in the sole discretion of the Board, and an increase in Annual Base Salary in one year is no guarantee of any increase, or the quantum of any increase, in Annual Base Salary in any subsequent year. On the successful completion of an initial public offering (“IPO”), or sooner at the discretion of the CEO, the Annual Base Salary will be increased to $230,000.

3.2.	Discretionary Bonus

(a)	The Executive may be eligible for a bonus of up to 25% of Annual Base Salary as determined at the sole discretion and approval by the Board and the Compensation Committee (the “Bonus”). Eligibility for any Bonus is not guaranteed, and does not form part of the Executive’s regular compensation. If the Board and Compensation Committee award the Executive a Bonus, and at the sole discretion of the Board and Compensation Committee, such Bonus may be paid out in cash or common shares of the Corporation, or a combination of cash and common shares of the Corporation.

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(b)	The Executive acknowledges that (i) the terms and criterion of the Bonus may change each calendar year at the discretion of the Corporation, (ii) the Executive has no expectation that in any calendar year that there will be a Bonus, (iii) the amount of the Bonus, if any, that the Executive may be awarded may change from calendar year to calendar year, (iv) any Bonus paid to the Executive does not form part of the Executive’s regular wages, unless minimally required otherwise by Ontario’s Employment Standards Acts 2000 or its regulations, as may be amended or replaced (the “Applicable Employment Standards Legislation”), and (v) the Executive must be actively employed by the Corporation on the date a Bonus is paid out in order to receive such Bonus, unless minimally required otherwise by the Applicable Employment Standards Legislation. For greater certainty and except as minimally required otherwise by the Applicable Employment Standards Legislation, “actively employed” excludes any period subsequent to the date that is the earlier of:

(i)	if the Executive resigns from employment, the effective date of resignation specified in the written notice of resignation from the Executive; and

(ii)	if the Executive’s employment is terminated by the Corporation, the date the minimum statutory notice of termination period, if any, prescribed by the Applicable Employment Standards Legislation ends.

For certainty, and unless otherwise set out herein, the Executive shall have no entitlement to a Bonus or damages in lieu thereof in respect of any period that extends beyond the minimum statutory notice of termination period, if any, prescribed by the Applicable Employment Standards Legislation, including any additional period during which the Executive is, or will be, in receipt of compensation, damages or other entitlements in lieu of notice of termination, whether under contract or common law.

3.3.	Equity Grants

(a)	The Executive shall be eligible to participate in the Corporation’s Equity Incentive Plan or such plan that may be established in the future (the “Equity Plan”) at the sole discretion of the Board. Any awards issued under the Equity Plan to the Executive shall be subject to the terms of the applicable plan and grant agreement, which include vesting terms and forfeiture provisions. The Executive agrees that they have carefully read and understand the terms of Equity Plan, and in particular the forfeiture provisions in same.

(b)	Subject to the Board’s approval and applicable securities laws, the Executive shall receive a grant of 125,000 restricted share units (RSUs), (the “Initial Grant”) pursuant to the Equity Incentive Plan and applicable grant agreement, which include vesting terms and forfeiture provisions. The Initial Grant shall vest in four equal portions on a quarterly basis.

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(c)	On the completion of a financing event by the Corporation that raises at least $25M CAD and/or the successful completion of an IPO, subject to the Board’s approval and applicable securities laws, the Executive shall be entitled to a one-time grant of 25,000 stock options (the “Additional Grant”), pursuant to the Equity Incentive Plan and applicable grant agreement, which include vesting terms and forfeiture provisions. The Additional Grant shall vest in four equal portions on a quarterly basis.

3.4.	Vacation

The Executive shall be entitled to 4 weeks’ vacation with pay per calendar year, and pro-rated for any partial year of employment. The Corporation allows Executives to take vacation before it is earned. Vacation time should be taken in the calendar year that it is earned. As a general rule, vacation time in excess of the statutory minimum amount of vacation time prescribed by the Applicable Employment Standards Legislation that is not taken in the calendar year in which it is earned will be forfeited without notice or pay in lieu. That said, the Executive may seek written approval to carry over one (1) week of unused vacation time to be taken before the end of the next calendar year.

Because the Corporation allows the Executive to take vacation time before it has been earned, if the Executive’s employment ceases for any reason, and the Executive has a vacation deficit, such deficit will be considered an advance and/or overpayment and, subject to the Applicable Employment Standards Legislation, be deducted by the Corporation from the Executive’s final pay. If the amount owing is greater than the Executive’s final pay, or not deductible in full or in part under the Applicable Employment Standards Legislation, the Executive agrees to pay to the Corporation any outstanding amounts within 30 calendar days after the Executive’s last day of employment.

3.5.	Benefits

The Executive shall be entitled to participate in all of the Corporation’s benefit plans generally made available to its senior employees, in accordance with the terms of such plans. If the Corporation adopts any new benefit plans of general application, or if any such plans are modified, or eliminated, the Executive shall participate on a basis equivalent to other senior employees of the Corporation. All plans are governed by their respective terms, as may be amended from time to time.

3.6.	Expenses

During the term of this Agreement, the Executive shall be reimbursed for all reasonable travel and business expenses properly incurred in the performance of the Executive’s duties, upon being provided with proper written vouchers or receipts. Any expense anticipated to be in excess of $2,000, shall be pre-approved with the written approval of the CEO. The Corporation may implement an Employee Handbook and if implemented polices therein will take precedence as per the expense policy recorded in this Section 3.6.

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ARTICLE 4

COVENANTS OF THE EXECUTIVE

4.1.	Full Time and Attention

During the Executive’s employment, the Executive shall devote their full time and attention exclusively to the business and affairs of the Corporation and shall well and faithfully, diligence and honestly serve the Corporation and shall use the Executive’s best efforts to promote the interests of the Corporation. The Executive shall not, without prior written approval of the Board (which approval may be unreasonably withheld), accept any other employment or contract for work, or serve as a director, consultant or partner of any business or other enterprise (collectively “Other Work”), other than the Corporation, except in the capacity as “passive” investor and only so long as such investment does not require any active involvement or otherwise affect the conduct of the Executive’s duties hereunder. Any Other Work in which the Executive is engaged in as of the Effective Date must be disclosed to Corporation in writing at the time of signing this Agreement for the Corporation’s review and approval.

4.2.	Duties and Responsibilities

The Executive shall duly and diligently perform all the duties assigned to the Executive while in the employ of the Corporation and shall truly and faithfully account for and deliver to the Corporation all money, opportunities, securities and things of value belonging to the Corporation which the Executive may from time to time receive for, from or on account of the Corporation.

4.3.	Rules and Regulations

The Executive shall be bound by and shall faithfully abide by all applicable laws and all the rules and regulations of the Corporation from time to time in force which are brought to the Executive’s notice or of which the Executive should reasonably be aware.

4.4.	Conflict of Interest

The Executive shall refrain from any situation in which the Executive’s personal interests conflict, or may appear to conflict, with the Executive’s duties to the Corporation.

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ARTICLE 5

RESTRICTIVE COVENANTS

5.1.	Confidential Information

(a)	In this Agreement, “Confidential Information” means any confidential information concerning the business and affairs of the Corporation or of its affiliates and subsidiaries and their respective directors, officers, employees, agents, customers and suppliers. Confidential Information shall not include: (i) the general skills and experience gained by the Executive during the Executive’s employment with the Corporation that the Executive could reasonably have been expected to acquire in similar employment with other companies, (ii) information publicly known or received by the Executive from a third party unrelated to the Corporation without a breach of an obligation of confidentiality, (iii) information the disclosure of which is required to be made by any law or court, provided that before disclosure is made, notice of the requirement is given to the Corporation by the Executive where it is within the Executive’s control to provide such notice, and to the extent possible in the circumstances, the Corporation is afforded an opportunity to dispute the requirement, and (iv) information the disclosure of which is permitted pursuant to any applicable regulatory whistleblowing legislation.

(b)	The Executive acknowledges that, by reason of the Executive’s employment with the Corporation, the Executive will and has had access to Confidential Information. The Executive agrees that, during and after the Executive’s employment with the Corporation, the Executive shall not disclose to any person, except in the proper course of the Executive’s employment with the Corporation, or use for the Executive’s own purposes or for any purposes other than those of the Corporation, any Confidential Information acquired, created or contributed to by the Executive.

5.2.	Non-Competition

(a)	For the purposes of this Agreement,

(i)	“Business” means the business of using breath analytics to preemptively detect certain diseases, including cancer, respiratory diseases, and other such diseases which may be detected through exhaled breath, in humans, by detecting biomarkers of such disease.

(ii)	“Competitor” means (A) any corporation, person or entity that has a commercial operation that is substantially similar to the Business; and (B) specifically includes Owlstone Medical, Noze, Blu Biotech and Pulmostics.

(iii)	“Competitive Activity” means (A) being employed, or engaged as a contractor or as a representative of a contractor, by a Competitor, with substantially similar responsibilities as the Executive’s then current position or the Executive’s position(s) with the Corporation in the 12 months prior to the cessation of the Executive’s employment, and/or (B) being an officer, director, or owner (directly or indirectly) of a Competitor.

(iv)	“Restricted Territory” means the Provinces of [New Brunswick, Nova Scotia, Quebec, Ontario, the State of Michigan and Cambridge UK].

(b)	The Executive shall not, without the Corporation’s prior written consent, at any time during the Executive’s employment and for 12 months after the effective date of cessation of the Executive’s employment, engage in any Competitive Activity in the Restricted Territory.

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(c)	Nothing in this Section 5.2 shall prevent the Executive from holding less than 5% of the outstanding equity interests of any publicly listed corporation on a passive basis so long as the Executive has no active participation in the Competitor’s Business in violation of this Section.

5.3.	Non-Solicitation of Employees and Contractors

(a)	The Executive shall not for a period of twelve (12) months after the effective date of cessation of the Executive’s employment with the Corporation, directly or indirectly induce any employee or contractor of the Corporation with who the Executive worked with directly or indirectly in the 12 months prior to their cessation of employment, to terminate his or her engagement with the Corporation to work with the Executive

(b)	Any job postings or recruitment campaigns of general or mass application shall not be considered a breach of this Section 5.3.

5.4.	Non-Solicitation of Customers and Prospective Customers and Suppliers

(a)	The Executive shall not, in any manner whatsoever, without the Corporation’s prior written consent, at any time during the Executive’s employment and for 12 months after the effective date of cessation of the Executive’s employment, directly or indirectly:

(i)	solicit, endeavour to solicit or gain the custom of, canvass or interfere with the Corporation’s relationships with any person that:

(A)	is a customer of the Corporation at the effective date of cessation of the Executive’s employment and with whom the Executive had business dealings on behalf of Corporation in the 12 months before the effective date of cessation of the Executive’s employment;

(B)	was a customer of the Corporation at any time within 12 months before the effective date of cessation of the Executive’s employment and with whom the Executive had business dealings on behalf of the Corporation in the 12 months before the effective date of the cessation of the Executive’s employment; or

(C)	has been pursued as a prospective customer by or on behalf of the Corporation at any time within 12 months before the effective date of cessation of the Executive’s employment, and in respect of whom the Corporation has not determined to cease all such pursuit, for the purpose of selling any products or services to the customer or potential customer, or for the purposes of soliciting orders of any products or services from that customer or potential customer, where such products or services are substantially similar to or competitive with the products or services sold by the Corporation at the effective date of the cessation of the Executive’s employment.

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(b)	Notwithstanding Section 5.4(a), the Executive must not, in any manner whatsoever, without the prior written consent of the Corporation, at any time during the Executive’s employment and for six months after the effective date of cessation of the Executive’s employment, provide any services or products to any customer or potential customer of the Corporation with whom the Executive had business dealings on behalf of the Corporation in the 12 months before the effective date of cessation of the Executive’s employment, where such products or services are substantially similar to or competitive with the products or services sold by the Corporation at the effective date of cessation of the Executive’s employment.

(c)	The Executive shall not, in any manner whatsoever, without the Corporation’s prior written consent, at any time during Executive’s employment and for 12 months after the effective date of cessation of the Executive’s employment, directly or indirectly, solicit or influence, or attempt to solicit or influence, any person who is a supplier of the Corporation at the effective date of cessation of the Executive’s employment and with whom the Executive had business dealings on behalf of Corporation in the 12 months before the effective date of cessation of the Executive’s employment, to provide goods or services provided to the Corporation to any other person or entity whose business is substantially similar to or competitive with the Corporation’s business at the effective date of the cessation of the Executive’s employment.

5.5.	Non-Disparagement

The Executive agrees that during and after the Executive’s employment with the Corporation, the Executive shall not comment in any adverse fashion on the Corporation, its subsidiaries or affiliates or their directors, officers, agents or employees and, without limitation, shall not make any adverse comments about the manner in which the Corporation, its subsidiaries or affiliates or their directors, officers, agents or employees treated the Executive during the course of the Executive’s employment or following the cessation of the Executive’s employment.

5.6.	Intellectual Property Assignment Agreement

The Executive shall execute the Intellectual Property Assignment Agreement attached as Schedule “A”, and which forms part of this Agreement.

5.7.	Acknowledgements

The Executive acknowledges and agrees that:

(a)	the Corporation’s business is carried on throughout the United States, Provinces of New Brunswick, Nova Scotia and Ontario and that the Corporation is interested in and solicits or canvasses opportunities throughout the United States and Canada;

(b)	the Corporation’s reputation in the industry and its relationships with its customers is the result of hard work, diligence and perseverance on behalf of the Corporation over an extended period of time;

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(c)	the nature of the Corporation’s business is such that the on-going relationship between the Corporation and its customers is material and has a significant effect on the ability of the Corporation to continue to obtain business from its customers for both long term and new contracts;

(d)	in light of the foregoing, the restrictions in this Article 5 are reasonable and valid and the Executive waives all defences to the strict enforcement thereof; and

(e)	any breach of the covenants in this Article 5 by the Executive will result in material and irreparable harm to the Corporation, although it may be difficult for the Corporation to establish the monetary value flowing from such harm. The Executive therefore further acknowledges and agrees that the Corporation, in addition to being entitled to the monetary damages which flow from the breach, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach by the Executive of the covenants in this Article 5.

ARTICLE 6

TERMINATION OF EMPLOYMENT

6.1.	Termination on the Death of the Executive

The Executive’s employment shall terminate automatically upon the Executive’s death, following which the Corporation shall pay to the Executive’s estate (a) all the Executive’s regular wages and vacation pay accrued and owing up to and including the date of death, (b) all eligible expenses that have been incurred by the Executive and remain owing as of the date of death, and (c) any other minimum statutory entitlement that may be owing to the Executive under the Applicable Employment Standards Legislation, without duplication.

6.2.	Termination by the Corporation Without Notice

The Company may terminate the Executive’s employment at any time without working notice on the following terms:

(a)	if the Executive is terminated for any reason that provides the Corporation with the right to terminate the Executive’s employment without notice under the Applicable Employment Standards Legislation (currently wilful misconduct, disobedience or wilful neglect of duty that is not trivial and has not been condoned by the Corporation), without any working notice, pay in lieu of working notice, statutory severance pay, or any other entitlement either by way of anticipated earnings or damages of any kind, except for: (i) the Executive’s regular wages and vacation pay accrued and owing as of the effective termination, (ii) reimbursement for all eligible expenses that have been incurred by the Executive but remaining owing as of the effective termination date, upon the Executive’s provision of appropriate vouchers and receipts, and (iii) any other minimum statutory entitlement that may be owing to the Executive under the Applicable Employment Standards Legislation, without duplication; or

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(b)	if the Executive is terminated for any other reason that constitutes just cause at common law (other than a reason under Section 6.2(a) above), by providing the Executive with only: (i) the minimum amount of working notice of termination or payment of the Executive’s regular wages in lieu of working notice (or a combination at the Corporation’s discretion) prescribed by the Applicable Employment Standards Legislation, (ii) statutory severance pay, if any, prescribed by the Applicable Employment Standards Legislation, (iii) the Executive’s regular wages accrued and owing as of the effective termination date, (iv) all outstanding vacation pay (including any vacation pay that accrues over the minimum statutory notice period prescribed by the Applicable Employment Standards Legislation), (v) reimbursement for all eligible expenses that have been incurred by the Executive but remaining owing as of the effective termination date, upon the Executive’s provision of appropriate vouchers and receipts, and (vi) any other minimum statutory entitlement that may be owing to the Executive under the Applicable Employment Standards Legislation, without duplication.

6.3.	Termination by the Corporation

The Corporation may terminate the Executive’s employment hereunder at any time without cause upon providing the Executive with only:

(a)	if terminated in the first year from the Effective Date, six (6) months’ working notice or payment of the Executive’s then Annual Base Salary in lieu of working notice (the “Base Notice”). The Executive shall additionally be entitled to receive six(6) months of working notice or payment of the Executive’s then Annual Base Salary in lieu of working notice following the first year of service from the Effective Date (the “Additional Notice”), to a maximum of twelve (12) months in the aggregate of Base Notice and Additional Notice (collectively, Base Notice and the Additional Notice is the “Notice Period”). The Corporation shall have the discretion to satisfy the Notice Period by providing the Executive with working notice, payment of the Executive’s then Annual Base Salary in lieu of working notice or a combination of both;

(b)	if applicable, to the extent working notice is provided under Section 6.3(a), any minimum statutory severance pay as prescribed by the Applicable Employment Standards Legislation at the end of such working notice period in order for the Company to be compliant with the minimum requirements of the Applicable Employment Standards Legislation;

(c)	if applicable, payment of all other regular wages aside from the Executive’s then Annual Base Salary for the minimum statutory notice period prescribed by the Applicable Employment Standards Legislation, if any, that extends beyond the effective termination date;

(d)	all regular wages accrued and owing up to the effective date of termination;

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(e)	all outstanding vacation pay (including vacation pay that accrues over the minimum statutory notice period prescribed by the Applicable Employment Standards Legislation);

(f)	reimbursement for all eligible expenses that have been incurred by the Executive and remain owing as of the effective date of termination, upon the Executive’s provision of appropriate vouchers and receipts and or in accordance with the Employee Handbook when implemented by the Corporation;

(g)	any other minimum statutory entitlements that may be owing to the Executive in a termination without cause scenario pursuant to the minimum standards prescribed by the Applicable Employment Standards Legislation, without duplication;

(h)	a payment in lieu of a pro-rated discretionary bonus in the calendar year in which notice of termination is given but not for a subsequent calendar year. This payment shall be calculated by dividing the average discretionary bonus paid to the Executive in the last two full calendar years of employment immediately before the calendar year in which the Executive’s employment is terminated by 12, and then multiplying the product by the number of completed calendar months in the calendar year in which the Executive’s employment as of the date the Executive ceases to be actively employed as specified under Section 3.2; and

(i)	All stock options and equity will be treated in accordance with the terms of the applicable plan and grant agreement as specified under Section 3.3 above. However, the Corporation may, at its sole discretion, waive and/or provide an extension to any expiry period under the applicable plan and grant agreement, or other such extension of the Executive’s rights under the applicable plan and grant agreement, as applicable and at the Corporation’s sole discretion.

6.4.	Termination following a Change of Control

(a)	If within six (6) months following a Change of Control (as defined below), the Executive’s employment is terminated by the Corporation without cause or by the Executive for Good Reason (as defined below), the Corporation shall provide the Executive with only:

(i)	an amount equivalent to the Notice Period determined in accordance with Section 6.3(a), to be paid as a lump-sum or via salary continuation in the Corporation’s sole discretion;

(ii)	the other payments and entitlements set out in Sections 6.3 (c), (d), (e), (f), (g), (h) and (i);

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(b)	For the purposes of this Section 6.4, the following terms are defined as:

“Change of Control” shall mean any of the following:

(i)	a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its affiliates (as such is defined in the Business Corporations Act New Brunswick) and another company or other entity, as a result of which the holders of common shares of the Corporation prior to the completion of the transaction hold less than 50% of the outstanding common shares of the successor Corporation after completion of the transaction;

(ii)	the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Corporation and/or any of its subsidiaries which have an aggregate book value greater than 30% of the book value of the assets, rights and properties of the Corporation and its subsidiaries on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned subsidiary of the Corporation in the course of a reorganization of the assets of the Corporation and its subsidiaries;

(iii)	a resolution is adopted to wind-up, dissolve or liquidate the Corporation;

(iv)	any person, entity or group of persons or entities acting jointly or in concert (the “Acquiror”) acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities of the Corporation which, when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or associates and/or affiliates of the Acquiror (as such terms are defined in the Business Corporations Act New Brunswick) to cast or to direct the casting of 20% or more of the votes attached to all of the Corporation’s outstanding Voting Securities which may be cast to elect directors of the Corporation or the successor Corporation (regardless of whether a meeting has been called to elect directors);

(v)	as a result of or in connection with: (A) the contested election of directors, or; (B) a consolidation, merger, amalgamation, arrangement, reorganization or acquisition involving the Corporation or any of its affiliates and another Corporation or other entity, the nominees named in the most recent Management Information Circular of the Corporation for election to the Board do not constitute a majority of the Board; or

(vi)	the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

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“Good Reason” shall mean the occurrence, without the Executive’s written consent, of any of the following with respect to the Executive:

(i)	a material reduction in responsibilities and/or discretion customary with the duties and discretion of the Executive as of the date hereof (except as a result of the Executive’s death);

(ii)	a material reduction in the Executive’s Annual Base Salary (except where such reduction applies to all senior members of management);

(iii)	a material adverse change in upstream or downstream reporting relationships of the Executive; or

(iv)	any change(s) to the employment relationship that would constitute constructive dismissal according to the Applicable Employment Standards Legislation or the common law of Ontario and are not otherwise provided for in this Agreement.

“Voting Securities” means common shares of the Corporation and any other shares entitled to vote for the election of directors and shall include any security, whether or not issued by the Corporation, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors including any options or rights to purchase such shares or securities.

6.5.	Voluntary Termination

If the Executive wishes to resign the Executive’s employment voluntarily, the Executive shall provide six (6) weeks’ notice in writing to the Corporation. The Corporation may waive such notice in whole or in part and assign transitional duties or require the Executive to work at home or another location (acting reasonably) by paying the Executive’s regular wages to the effective date of resignation. The Executive agrees that the Corporation may deduct from any payments hereunder the Executive’s benefit plan contributions which were regularly made during the term of this Agreement and the Executive’s employment in accordance with the terms of all plans. The Executive also agrees that such wavier or reassignment of duties and/or location by the Corporation will not constitute a termination of the Executive’s employment by the Corporation.

6.6.	Effect of Termination

The Executive agrees that, upon cessation of the Executive’s employment for any reason whatsoever, the Executive shall be deemed to have immediately resigned any position that the Executive may have as an officer, director or employee of the Corporation together with any other office, position or directorship which the Executive may hold in any of the Corporation’s related entities. In such event, the Executive shall, at the request of the Corporation, forthwith execute any and all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments in respect of such resignations in addition to those provided for herein.

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6.7.	Return of Property

Upon any cessation of the Executive’s employment under this Agreement for any reason, or earlier if requested by the Corporation, and as a condition of the Corporation paying or providing the Executive any termination payments, benefits or entitlement required hereunder, the Executive shall at once deliver or caused to be delivered to the Corporation all books, documents, effects, money, securities, Confidential Information or other property belonging to the Corporation or for which the Corporation is liable to others, which are in the possession, charge, control or custody of the Executive.

6.8.	Confidentiality of Settlement

The Executive agrees that any amounts paid pursuant to this Article 6 shall remain confidential as between the Executive and Corporation, and shall not be disclosed by the Executive or the Corporation, other than as required by law or permitted by applicable regulatory whistleblowing legislation, to any person, persons, corporation, association or organization whatsoever with the exception of the Executive’s immediate family members or the Executive’s legal and financial advisors and those in the Corporation and its legal and financial advisors who need to know and in each case only in strictest confidence.

6.9.	Release

The Executive acknowledges and agrees that the amounts and entitlements that are provided under this Article 6 are reasonable and shall be in full satisfaction of all terms of the cessation of the Executive’s employment, including any entitlement to statutory termination pay and statutory severance pay under the Applicable Employment Standards Legislation and the Executive shall have no other entitlement (including to anticipated earnings or damages of any kind), whether under statute, contract, common law or otherwise. As a condition precedent to any entitlement under this Article 6 that exceeds the Executive’s minimum statutory entitlements under the Applicable Employment Standards Legislation, the Executive agrees to deliver to the Corporation before any receipt of such entitlement, a fully executed full and final release from all actions or claims (save any action or claim that cannot be released by operation of statute) in favour of the Corporation, its affiliates, subsidiaries, and its and their directors, officers, employees, shareholders and agents, in a form reasonably satisfactory to the Corporation and within the timelines specified by the Corporation.

6.10.	No Breach of Applicable Employment Standards Legislation

Notwithstanding the foregoing, at no time shall the Executive receive less than the Executive’s minimum statutory entitlements as prescribed by the Applicable Employment Standards Legislation.

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ARTICLE 7

GENERAL

7.1.	No Breach of Obligations to Others

The Executive acknowledges and represents to the Corporation that in carrying out the Executive’s duties and functions for the Corporation, the Executive has not and will not disclose to the Corporation any confidential information of any third party. The Executive acknowledges and represents to the Corporation that the Executive has not brought to the Corporation nor will the Executive use in the performance of the Executive’s duties and functions with the Corporation any confidential materials or property of any third party. The Executive further acknowledges and represents that the Executive is not a party to any agreement with or under any legal obligation to any third party that conflicts with any of the Executive’s obligations to the Corporation under this Agreement.

7.2.	Accessibility

The Corporation wishes to remind the Executive that the Corporation provides accommodations for employees with disabilities. If the Executive requires a specific accommodation because of a disability or a medical need, the Executive is to contact the Board by e-mail at jean.nadeau@breathebiomedical.com as soon as possible so that, subject to measures constituting under hardship, the appropriate accommodations can be put in place.

7.3.	Entire Agreement

This Agreement, together with the documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to the Executive’s employment, and it cancels and replaces any and all prior understandings and agreements between the Executive and the Corporation. All promises, representations, collateral agreements and understandings not expressly incorporated in this Agreement are hereby superseded by the within Agreement.

7.4.	Attorn

For the purpose of all legal proceedings, this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have the exclusive jurisdiction to entertain any action arising under this Agreement. The Executive and the Corporation each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing in this Agreement will prevent the Corporation from proceeding at its election against the Executive in the courts of any other province or country.

Employment Agreement	Executive’s Initials /s/ PM

7.5.	Applicable Employment Standards Legislation

Nothing in this Agreement is intended to conflict with the Applicable Employment Standards Legislation. In the event of such conflict, the Executive shall receive the minimum statutory entitlements under the Applicable Employment Standards Legislation.

7.6.	Notices

Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by facsimile transmission (with confirmation of receipt) or mailed by prepaid registered mail addressed as follows:

(a)	in the case of the Corporation:

Breathe BioMedical Inc.

191 Halifax Street

Moncton, New Brunswick, E1C 9R6

Attention: Bill Dawes – Chief Executive Officer

E-mail: Bill.Dawes@breathebiomedical.com

(b)	in the case of the Executive:

Peili Miao

Address: [redacted]

(c)	Email: [redacted]

or to the last address of the Executive in the records of the Corporation or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered, or if delivered by facsimile transmission or mailed as aforesaid, upon the date shown on the facsimile confirmation of receipt or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

7.7.	Pre-Contractual Representation

The Executive hereby waives any right to assert any claim based on any pre-contractual representations, negligent or otherwise, made by the Corporation.

7.8.	Change in Terms

The Corporation may change any term or condition of this Agreement, including to the Executive’s role or reporting structure, at any time, upon providing notice in accordance with the Applicable Employment Standards Legislation. The Executive agrees that any such change shall not constitute a constructive dismissal. The Executive agrees that the terms and conditions of this Agreement, and specifically without limitation Article 6, shall govern the Executive’s employment with the Corporation, regardless of the length of the Executive’s employment or any changes to the Executive’s terms of employment, including changes to position or compensation, and regardless of whether any such change is material or otherwise.

Employment Agreement	Executive’s Initials /s/ PM

7.9.	Amendments Waivers

No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

7.10.	Severability

If any provision contained herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other provision herein and each such provision is deemed to be separate and distinct.

7.11.	Headings

The headings of the Articles and paragraphs herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

7.12.	Assignment

This Agreement, and the rights granted and the obligations incurred hereunder are not assignable, whether in whole or in part, by the Executive without the prior written consent to such effect of the Corporation. The Corporation may assign this Agreement to any of its affiliates or subsidiaries or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation. The Executive, by the Executive’s signature below, expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement, all references to the “the Corporation” herein shall include its successor.

7.13.	Successors

This Agreement and all rights of the Executive hereunder shall enure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, heirs, executors, administrators and successors and shall enure to the benefit of and be binding upon the Corporation, its successors and assigns.

7.14.	Currency

All references to dollar amounts in this Agreement refer to Canadian dollars, unless otherwise stated.

Employment Agreement	Executive’s Initials /s/ PM

7.15.	Taxes and Deductions

All payments under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Corporation may reasonably determine should be withheld pursuant to any applicable law or regulation

7.16.	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.17.	Governing Law

This Agreement shall be governed by the laws in force in the Province of Ontario and the laws of Canada applicable therein.

7.18.	Independent Legal Advice

The Executive confirms that the Executive has had a reasonably opportunity to obtain independent legal advice regarding this Agreement and that the Executive is signing this Agreement freely and voluntarily with full understanding of its contents.

[Signature page follows]

Employment Agreement	Executive’s Initials /s/ PM

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BREATHE BIOMEDICAL INC.

Per:	/s/ “Bill Dawes”
Name:	Bill Dawes
Title:	CEO
I have authority to bind the corporation

SIGNED in the presence of: /s/ “William Chapman”	/s/ “Peili Miao”
Witness	Peili Miao
Name:

Employment Agreement	Executive’s Initials /s/ PM

SCHEDULE “A”

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Intellectual Property Assignment Agreement (this “Agreement”) is made and entered into as of February 12, 2024 (the “Effective Date”) by Peili Miao (“Executive”) in favor of Breathe BioMedical Inc. (the “Corporation”) as a component and condition of the Executive’s employment with the Corporation pursuant to the Executive Employment Agreement dated the day of the year first noted above.

Capitalized terms used in this agreement and not otherwise defined will have the meanings given to them in the Agreement.

1.	Ownership and Assignment of INTELLECTUAL PROPERTY

A.	Assignment of Intellectual Property. As between Executive and Corporation, the Corporation will exclusively own all right, title, and interest in and to any and all Intellectual Property (as defined in Appendix “A”). Executive hereby irrevocably assigns (and to the extent such assignment can only be made in the future, hereby agrees to assign) to Corporation all right, title and interest in and to the Intellectual Property. For clarity, this assignment includes a present conveyance to Corporation of all right, title and interest in and to any Intellectual Property contributed to or created by Executive before the Effective Date. Executive agrees to promptly make full written disclosure to Corporation of any Intellectual Property, and to deliver fully to Corporation. Executive agrees that this assignment includes a present conveyance to Corporation of ownership of Intellectual Property rights that are not yet in existence. No copies, summaries or other reproductions of any Intellectual Property shall be made by Executive (other than as is necessary in Executive’s performance of obligations during his/her employment) without Corporation’s prior written consent.

B.	Exclusive License and Waiver. To the extent any Intellectual Property cannot be assigned to Corporation under Section 1.A above for any reason whatsoever, Executive hereby grants to Corporation a worldwide, irrevocable, perpetual, exclusive, royalty-free, and transferable license to use, with the right to sublicense, and to exploit, in any manner whatsoever, any such Intellectual Property. For clarity, this license is exclusive to Corporation and Executive shall have no right to use, sublicense or exploit such Intellectual Property in any manner whatsoever, and hereby waives any rights in any such Intellectual Property, including but not limited to Moral Rights or similar rights, and waives any rights to use, sublicense or exploit such Intellectual Property in any manner whatsoever.

C.	Moral Rights. The assignment to Corporation of Intellectual Property includes Moral Rights (as defined in Appendix “A”). To the extent that Moral Rights cannot be assigned under applicable law, Executive hereby waives and agrees not to enforce any and all Moral Rights against Corporation and its assignees.

D.	Further Assurances. Executive agrees to assist Corporation, or its designee, at Corporation’s expense, in every proper way to secure Corporation’s rights in the Intellectual Property in any and all countries, including the disclosure to Corporation of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, powers of attorney and all other instruments or documents that Corporation shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, enforce, and protect such rights, and in order to deliver, assign and convey to Corporation, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Intellectual Property, and testifying in a suit or other proceeding relating to such Intellectual Property. Executive further agrees that their obligations under this Section 1.D shall survive and continue after termination or expiry of employment with Corporation.

E.	Third Party Intellectual Property. Executive represents and warrants that any Intellectual Property assigned under Section 1.A has not used or incorporated any confidential information or property, including without limitation, intellectual property, belonging to any third party and does not infringe any rights of any person, including without limitation intellectual property rights. Executive represents and warrants that they will not incorporate or use any confidential information or property, including without limitation, intellectual property, belonging to any third party in any future Intellectual Property, without the prior written consent of Corporation.

F.	Prior Inventions. Executive understand that the Intellectual Property assigned under Section 1.A does not include any Prior Intellectual Property (as defined in Appendix “A”). Appendix “B” is a list describing all Prior Intellectual Property, which belongs to Executive, and which is not assigned to Corporation hereunder. If no such list is attached, Executive represents that no such Prior Intellectual Property exists. If, during Executive’s employment, Corporation permits Executive or others to incorporate into a Corporation Intellectual Property a Prior Intellectual Property, Corporation is hereby granted and shall have an exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license to make, have made, modify, improve, use, make derivative works, sublicense, distribute, offer to sell, and sell such Prior Intellectual Property as part of or in connection with such Intellectual Property.

G.	No Challenge. Executive shall not take any steps to assert, register or otherwise acquire any rights in the Intellectual Property in any jurisdiction whatsoever.

Upon termination or expiry of employment, on Corporation’s earlier request during Executive’s employment, or at any time subsequent to Executive’s employment upon demand from Corporation, Executive will immediately deliver to Corporation, and will not keep in their possession, recreate, or deliver to anyone else, any Corporation property, including, but not limited to, Confidential Information, Third Party Confidential Information, all devices and equipment belonging to Corporation (including computers, handheld electronic devices, telephone equipment, and other electronic devices), all tangible embodiments of the Intellectual Property, all electronically stored information and passwords to access such property, Corporation credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to Section 1.D.

2.	Miscellaneous

A.	Governing Law. This Agreement will be governed and interpreted in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein.

B.	Injunctive Relief and Lawyers’ Fees. Executive understands and agrees that Corporation will suffer irreparable harm in the event that Executive breaches any of Executive’s obligations in this Agreement and that monetary damages will be inadequate to compensate Corporation for such breach. Accordingly, Executive agrees that, in the event of a breach or threatened breach by Executive of this Agreement, Corporation, in addition to and not in limitation of any other rights, remedies, or damages available to Corporation at law or in equity, shall be entitled to a an interim, interlocutory and/or permanent injunction, without the necessity of posting of security, and the equivalent of the foregoing in jurisdictions outside of Corporation if applicable, in order to prevent or to restrain any such breach by Executive, or by any or all of Executive’s partners, employers, employees, contractors, servants, agents, representatives, and any and all persons directly or indirectly acting for, on behalf of, or with Executive. Notwithstanding any agreement to arbitrate any and all disputes between the parties in any employment agreement, neither party waives the right to seek, from a court of competent jurisdiction, such injunctive relief in cases in which such injunctive relief would otherwise be authorized by law. The prevailing party in any legal action relating to or arising out of this Agreement shall be entitled to recover its reasonable lawyers’ fees and costs.

C.	Assignability. This Agreement will be binding upon Executive’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of Corporation, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as may be expressly otherwise stated. Notwithstanding anything to the contrary herein, Corporation may assign this Agreement and its rights and obligations under this Agreement without Executive’s consent.

D.	Entire Agreement. This Agreement, together with the Appendices herein and the Executive Employment Agreement (collectively, the “Employment Documents”), to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between Corporation and Executive with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between Corporation and Executive, including, but not limited to, any representations made during interview(s) or relocation negotiations. If any conflict exists between this Agreement and any other Employment Document, this Agreement shall control. Executive represents and warrants that Executive is not relying on any statement or representation not contained in this Agreement. Any subsequent change or changes in Executive’s duties or compensation will not affect the validity or scope of this Agreement.

E.	Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

F.	Severability. If a court or other body of competent jurisdiction finds, or the parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

G.	Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by a duly authorized officer of Corporation and Executive. Waiver by Corporation of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

H.	Survivorship. The rights and obligations of the parties to this Agreement will survive termination of any Employment Document and Executive’s employment with Corporation.

IN WITNESS WHEREOF, Executive has executed this Agreement as of the Effective Date.

By:	/s/ “Peili Miao”
Peili Miao

Acknowledged AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE:

BREATHE BIOMEDICAL INC.

By:	/s/ “William Dawes”
Name:	William Dawes
Title:	CFO

APPENDIX “A”

“Intellectual Property” means all (i) patents, inventions, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions, developments, trade secrets, know-how, methods, processes, designs, technology, technical data, schematics, formulae and client lists, and documentation relating to any of the foregoing; (iii) works of authorship, copyrights, copyright registrations and applications for copyright registration; (iv) designs, industrial designs, design registrations, design registration applications and integrated circuit topographies; (v) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trademarks, trademark registrations, trademark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vi) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs; and (vii) any other intellectual, industrial or proprietary property and all moral rights, title and interest therein, anywhere in the world and whether registered or unregistered or protected or protectable under intellectual property laws, which the Executive has previously invented, discovered, conceived, developed, reduced to practice, created or otherwise contributed to, or which the Executive may invent, discover, conceive, develop, reduce to practice, create or otherwise contribute to, or has caused or may cause to be invented, discovered, conceived, developed, reduced to practice, created or otherwise contributed to, in each case solely or jointly with others, (i) during the period of time the Executive is in the employ of the Corporation and for one (1) year thereafter, and (ii) which in any relates to or may be useful in connection with the business of the Corporation or, (iii) while using the Corporation’s Confidential Information, materials or equipment, or on the Corporation’s premise. For clarity, Intellectual Property includes all of the aforementioned which the Executive invented, discovered, conceived, developed, reduced to practice, created or otherwise contributed to prior to the Effective Date.

“Moral Rights” means all rights of attribution, association, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like.

“Prior Intellectual Property” means intellectual property including inventions, original works of authorship, developments, improvements, and trade secrets conceived, discovered, created, authored, invented, developed or reduced to practice by Executive, solely or in collaboration with others, (i) prior to Executive’s employment with Corporation, (ii) which was not invented, discovered, conceived, developed, reduced to practice, created or otherwise contributed to using the Confidential Information of the Corporation , or any of the Corporation’s materials or equipment or on the Corporation’s premise; and (iii) which does not in any way relate to, and is not useful in connection with the business or Corporation.

APPENDIX “B”

Not applicable

/s/ “Peili Miao”
Peili Miao